Exhibit 10.38

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is by and between Definitive Healthcare, LLC (the “Company”), and William Moschella (“Employee” or “You”) (collectively referred to as the “Parties” or individually referred to as a “Party”). The “Effective Date” of this Agreement will be the Closing Date as defined in that certain Agreement and Plan of Merger dated as of July 17, 2023 by and among Analytical Wizards, Inc., Populi, Inc. (the “Seller”) and the other parties named therein (as amended, modified, or supplemented from time to time in accordance with its terms, the “Merger Agreement”), and this Agreement and your employment are conditional upon the Closing (as defined in the Merger Agreement). If the Closing does not occur, this Agreement will have no effect (even if it has been executed), will not be binding on the Company (or any of its affiliates) or on you, and none of you, the Company or Seller (or any of their respective affiliates) shall have rights or obligations hereunder.

R E C I T A L S

WHEREAS, the Company desires to employ Employee as its Executive Vice President and General Manager, Provider, and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Employee desires to accept such employment and enter into such an agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Employee will serve as Executive Vice President and General Manager, Provider of the Company. Employee will render such business and professional services in the performance of Employee’s duties, consistent with Employee's position within the Company, as shall reasonably be assigned to Employee by the Company’s President. The period of Employee’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b) Location. Employee will work primarily from the Employee’s home office in Avon, Connecticut. Employee will also travel as business needs require.

(c) Obligations. During the Employment Term, Employee will perform Employee’s duties faithfully and to the best of Employee’s ability and will devote Employee’s full business efforts and time to the Company. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s President.

2. At-Will Employment. Subject to Section 7 below, the Parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time for any reason, with or without notice, for any reason or no reason. Employee understands and agrees that neither Employee’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Employee’s employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Employee as compensation for Employee’s services a base salary at a rate of $300,000 per year, as modified from time to time at the good faith discretion of the Company (the “Base Salary”). The Base Salary will be paid in regular bi-weekly installments of $11,538.47 in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b) Annual Bonus. Employee will also be eligible to earn an annual discretionary bonus with a target amount equal to 50% of the Base Salary. The amount of this bonus, if any, will be determined in the sole discretion of the Board of Directors of Definitive Healthcare Corp. (“Parent”) (or any authorized committee thereof) or the Company’s Chief Executive Officer or President, and based, in part, on Employee’s performance and the performance of the Company during the calendar year. The bonus, if any, will be subject to applicable payroll deductions and withholdings. The bonus is not earned until paid and no pro-rated amount will be paid if Employee’s employment terminates for any reason prior to the payment date. The Company will pay Employee this bonus, if any, on or around March 15, but in any event no later than April 15th of the following calendar year. Any bonus for Employee’s initial year of employment will be prorated based on the Closing Date. Employee’s eligibility for a bonus is subject to change in the discretion of the Board of Directors of Parent (or any authorized committee thereof) or the Company’s Chief Executive Officer or President.

(c) Equity Awards.

(i) RSUs. As a material inducement to enter into and undertake employment pursuant to this Agreement, following the Effective Date and subject to the approval of the Compensation Committee or independent members of the Board of Directors of Parent, Employee will receive, no later than forty-five (45) days after the Effective Date, two awards of restricted stock units (“RSUs”) with respect to shares of Parent’s Class A common stock (“Common Stock”). The first award will have an aggregate value at grant of $1,000,000, with the number of RSUs to be determined by dividing such grant value by the average closing price of a share of Common Stock over the 30 trading days including and immediately preceding the Closing Date, rounded up to the nearest whole share (the “First Inducement Award”). Subject to Employee’s continued employment with the Company on each applicable vesting date, as described herein, the First Inducement Award will vest over two years from the date of grant as follows: (i) 50% will vest at the one-year anniversary of the date of grant and (ii) 12.5% will vest at the end of each quarter after the one-year anniversary of the date of grant. The second award will have an aggregate value at grant of $1,200,000, with the number of RSUs to be determined by dividing such grant value by the average closing price of a share of Common Stock over the 30 trading days including and immediately preceding the Closing Date, rounded up to the nearest whole share (the “Second Inducement Award” and together with the First Inducement Award, the “Time-Based RSU Inducement Awards”). Subject to Employee’s continued employment with the Company on each applicable vesting date, as described herein, the Second Inducement Award will vest as follows: (i) one-third will vest on January 1, 2024, (ii) one-third will vest on January 1, 2025, and (iii) one-third will vest on January 1, 2026. The Company understands that Employee would not accept employment with the Company but for the granting of the Time-Based RSU Inducement Awards. The Time-Based RSU Inducement Awards will be granted pursuant to the “inducement grant exception” provided under Nasdaq Listing Rule 5635(c)(4) and Nasdaq IM-5635-1 and will be subject to the terms and conditions set forth in the applicable equity plan and award agreement governing the Time-Based RSU Inducement Awards.

(1) Acceleration Benefit. (a) Notwithstanding the vesting schedules set forth above, and subject to Employee’s timely signing and not revoking of the Company’s standard form of separation agreement and release of known and unknown claims related to Employee’s employment or separation from employment, such standard form to be provided by the Company, in the event that the Company terminates Employee for any reason other than Cause (as defined below) or Employee resigns for Good Reason (as defined below), 100% of the then-unvested and outstanding shares of the Time-Based RSU Inducement Awards shall vest as of the date of Employee’s separation from service and be settled within thirty (30) days following the date that the release becomes effective, provided that as follows: (i) if the release consideration period crosses two calendar years, the award will be settled in the second of the two years, and (ii) in any event, the award will be settled by no later than March 15 of the year following the year in which the separation from service occurs (the “Acceleration Benefit”). For the avoidance of doubt, the Acceleration Benefit shall only apply to the Time-Based RSU Inducement Awards.

(A) For purposes of this Agreement, “Cause” shall mean any of the following: (a) Employee’s failure to substantially perform Employee’s duties or obey lawful directives from the Company or its affiliates that continues after receipt of written notice from the Company and a thirty (30) day opportunity to cure; (b) gross misconduct or gross negligence in the performance of Employee’s duties; (c) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (d) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (e) a material breach of any agreement with the Company or any of its Affiliates, including any restrictive covenant applicable to Employee; or (f) a material violation of any Company policy (including, without limitation, with respect to harassment).

(B) For purposes of this Agreement, “Good Reason” shall mean Employee’s resignation within thirty (30) days following the expiration of any

Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s express written consent: (a) a material reduction in Employee’s base salary, which the parties agree is a reduction of 10% or more of Employee’s base salary (unless pursuant to an overall reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in Employee’s target bonus, which the parties agree is a reduction of 10% or more of Employee’s target bonus (unless pursuant to an overall reduction program applicable generally to the Company’s similarly situated employees); (c) the Company’s or any of its Affiliates’ material breach of any material agreement between the Company or its Affiliates, on the one hand and the Employee, on the other hand; or (d) a material change in the geographic location of Employee’s primary work facility or location; provided, that a relocation of less than thirty (30) miles from Employee’s then present location will not be considered a material change in geographic location. Employee will not resign for Good Reason without first providing the Company or its Affiliate with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice if such act or omission is capable of cure, and such resignation shall not be considered to be for Good Reason if the grounds for Good Reason have been cured during such cure period.

(ii) PSUs. As a material inducement to enter into and undertake employment pursuant to this Agreement, following the Effective Date and subject to the approval of the Compensation Committee or independent members of the Board of Directors of Parent, Employee will receive two awards of performance-based restricted stock units (“PSUs”) with respect to shares of Common Stock. The first award shall have an aggregate value at grant of $1,020,000, representing the maximum number of PSUs that could be earned pursuant to the award, with such maximum number of PSUs to be determined by dividing such grant value by the average closing price of a share of Common Stock over the 30 trading days including and immediately preceding the Closing Date, rounded up to the nearest whole share (the “Third Inducement Award”). The second award shall have an aggregate value at grant of $1,500,000, representing the maximum number of PSUs that could be earned pursuant to the award, with such maximum number of PSUs to be determined by dividing such grant value by the average closing price of a share of Common Stock over the 30 trading days including and immediately preceding the Closing Date, rounded up to the nearest whole share (the “Fourth Inducement Award” and together with the Third Inducement Award, the “Performance-Based PSU Inducement Awards”). Subject to Employee’s continued employment with the Company on each applicable vesting date, the Performance-Based PSU Inducement Awards will vest upon the Compensation Committee or the Board of Directors of Parent’s certification of achievement of specified performance criteria with respect to Parent’s provider vertical business, such performance targets as documented in the award agreement and consistent with the summary attached hereto as Exhibit A. The Company understands that Employee would not accept employment with the Company but for the granting of the Performance-Based PSU Inducement Awards. The Performance-Based PSU Inducement Awards will be granted pursuant to the “inducement grant exception” provided under Nasdaq Listing Rule 5635(c)(4) and Nasdaq

IM-5635-1 and will be subject to the terms and conditions set forth in the applicable equity plan and award agreements governing the Performance-Based PSU Inducement Awards.

4. Employee Benefits. During the Employment Term, Employee will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Employee will be eligible to participate in the Company’s unlimited time off policy, which shall be taken subject to the demands of the Company’s business and Employee’s obligations as an employee of the Company with a substantial degree of responsibility.

6. Business Expenses. During the Employment Term, the Company will reimburse Employee for reasonable business travel, entertainment or other business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. With respect to any such reimbursements hereunder: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit, and (d) the Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to any such reimbursement payments.

7. Change in Control Severance. Employee is eligible for Change in Control severance benefits pursuant to the terms and conditions of the Definitive Healthcare Corp. Change in Control Severance Plan, as may be amended from time to time in the Company and Board of Directors of Parent’s sole discretion (the “CIC Severance Plan”).

8. Company Matters.

(a) Proprietary Information and Inventions. In connection with Employee’s employment with the Company, Employee will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this Agreement is an Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Employee agrees to review the Confidential Information Agreement and only sign it after careful consideration.

(b) Resignation on Termination. On termination of Employee’s employment, regardless of the reason for such termination, Employee shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Employee may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

(c) Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee grants consent to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this Agreement and the Confidential Information Agreement.

9. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, and any other statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, except as set forth in the enclosed Confidential Information Agreement, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall be responsible for all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. Each Party is responsible for its own attorneys’ fees, except as expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement. Nothing in this agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

11. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered via e-mail, personally by hand or by courier, mailed by United States first-class mail, postage prepaid, to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, five (5) days after the date of mailing, or upon confirmation of facsimile transfer or e-mail. Notices sent via e-mail under this Section shall be sent to either the e-mail address in this Agreement, or for e-mails sent by the Company to Employee, to the last e-mail address on file with the Company.

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Entire Agreement, Integration and Representation. This Agreement, together with the CIC Severance Plan, the applicable equity plan and award agreement(s), the Merger Agreement, the Holdback Agreement between Employee and Parent dated July 17, 2023 (the “Holdback Agreement”), and the Confidential Information Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and is the complete, final and exclusive embodiment of the Parties’ agreement with regard to the subject matter. This Agreement supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the Parties hereto. Employee acknowledges that Employee has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein.

14. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

15. Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

16. Governing Law. This Agreement will be governed by the laws of the State of Connecticut, without regard to its choice of law provisions.

17. Acknowledgment. Employee acknowledges that Employee has had the opportunity to discuss this matter with and obtain advice from Employee’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

19. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

20. Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the Effective Date.

“COMPANY”

Definitive Healthcare, LLC

By:	/s/ Jason Krantz
Name:	Jason Krantz
Title:	President

Address:
492 Old Connecticut Path
Framingham, MA 01701

Email:	[************************]

“EMPLOYEE”

William Moschella

By:	/s/ William Moschella
Name:	William Moschella

Address:
[*****************]
[**************]

Email:	[***************]